Exhibit 10.25

Description of PMD Retiree Medical Program

Participating Managing Directors (“PMDs”) who retire with eight or more years of service as PMDs are eligible to receive retiree medical coverage for themselves and their eligible dependents. The PMD retiree medical program currently provides a subsidy of up to 75%. A PMD’s eligibility under the PMD retiree medical program generally terminates if the PMD engages in conduct constituting cause or if the PMD goes to work for a competitor. A PMD with less than eight years of service or who goes to work for a non-competitor may be eligible for the retiree medical program but not the subsidy. The PMD retiree medical program and/or the subsidy can be amended or terminated at any time as provided in the applicable plan documents.